UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 6 to Form 8-A

Originally Filed on November 23, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TRIP.COM GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

968 Jin Zhong Road, Shanghai 200335, People’s Republic of China

(86 21) 3406 4880

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Share Purchase Rights *	The Nasdaq Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None.

*	Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

The Registrant entered into a Sixth Amendment and a Seventh Amendment to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”), as amended, between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Rights Agent, for the purpose of amending the Rights Agreement to revise the definition of “Exempt Person.” The Six Amendment was made in connection with the closing of MIH Internet SEA Private Limited’s investment into the Company and the Seventh Amendment was made in connection with the termination of the Amended and Restated Standstill Agreement between the Registrant and Priceline Group Inc. in August 2019. After the Amendments, the definition of “Exempt Person” reads in full as follows:

(v) “Exempt Person” shall mean (i) the Company and any Subsidiary of the Company, in each case including in its fiduciary capacity, (ii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (iii) Baidu, Inc. and any of its Subsidiaries, or (iv) Naspers Limited, MIH Internet SEA Private Limited and any of their respective Subsidiaries; provided, however, (A) with respect to clause (iii) above, such Exempt Person shall be considered an Exempt Person by reason of any such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the Ordinary Shares then outstanding in the aggregate; and (B) with respect to clause (iv) above, such Exempt Persons shall be considered Exempt Persons by reason of such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Persons at all times does not exceed eleven percent (11%) of the Ordinary Shares then outstanding in the aggregate. With respect to the Exempt Persons in each of clauses (iii) and (iv) above, such Persons shall remain Exempt Persons to the extent the number of Ordinary Shares beneficially owned by such Persons exceeds the applicable ownership cap as a result of a reduction in the number of Ordinary Shares outstanding due to the repurchase of Ordinary Shares by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any employee benefit plan) unless and until any such Person, after becoming aware that such Person has exceeded the ownership cap set forth in clauses (iii), or (iv), as applicable, acquires Beneficial Ownership of any additional Ordinary Shares.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended. This summary description of the Sixth Amendment and the Seventh Amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment and the Seventh Amendment to the Rights Agreement, copies of which are filed hereto as Exhibit 4.1 and Exhibit 4.2, and are incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description

4.1	Sixth Amendment, dated as of August 30, 2019, to the Rights Agreement dated as of November 23, 2007, as amended, between the Registrant and The Bank of New York Mellon, as rights agent.

4.2	Seventh Amendment, dated as of November 13, 2019, to the Rights Agreement dated as of November 23, 2007, as amended, between the Registrant and The Bank of New York Mellon, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Trip.com Group Limited

By:	/s/ Cindy Xiaofan Wang
	Name:	Cindy Xiaofan Wang
	Title:	Chief Financial Officer

Dated: November 14, 2019

4